SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            THE LEATHER FACTORY, INC.
       -------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(4)  and 0-11

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                            THE LEATHER FACTORY, INC.
                            3847 East Loop 820 South
                             Fort Worth, Texas 76119

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be Held on May 23, 2002

Dear Stockholder:

     We will hold this year's annual meeting of stockholders on May 23, 2002 at 10:00 a.m. We will hold the meeting in the Superbowl Room at the Wyndham Hotel, 1500 Convention Center Drive, Arlington, Texas. At the meeting, we will ask you to consider and vote on the re-election of the current nine directors. If re-elected they will serve for a one-year term that will expire at our 2003 annual meeting of stockholders, or until their successors are elected and qualified.

     We will also discuss and take action on any other business that is properly brought before the meeting.

     If you were a stockholder on April 23, 2002, you are entitled to notice of and to vote on the proposals at this year's meeting.

     We hope you will find it convenient to attend the annual meeting in person. Whether or not you plan to attend, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure your vote is represented. You may also revoke your proxy in the manner described in the accompanying proxy statement at any time before the vote is taken and vote your shares personally at the meeting.

     Please   advise  the  Company's   transfer   agent,   Securities   Transfer
Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, of any change in your address.

                              By Order of the Board of Directors,

                              /s/ William M. Warren
                              ---------------------
                              William M. Warren
                              General Counsel and Secretary
Fort Worth, Texas
April 23, 2002


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE ALSO PROVIDED. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

                            THE LEATHER FACTORY, INC.
                            3847 East Loop 820 South
                             Fort Worth, Texas 76119


                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 23, 2002


     We are pleased to present you with this "plain English" proxy statement in connection with this year's annual meeting. We hope you will find it easy to read and understand. We also hope you will come to our annual stockholders' meeting on Thursday, May 23, 2002.

     As you will see in the accompany Annual Report, the past year was a significant year for The Leather Factory, Inc. At the annual meeting, after we vote on the proposals described in this proxy statement, we will present a brief report on the past year for The Leather Factory, as well as an overview of our plans for the upcoming year and beyond. As always, we will conclude the meeting by inviting you to ask questions and make comments.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE ALSO PROVIDED. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES PERSONALLY.

     This proxy statement was first mailed to stockholders on or about April 24, 2002.

     On behalf of the board of directors, I would like to express our appreciation for your continued interest in The Leather Factory, Inc. We look forward to greeting as many of our shareholders as possible at this year's meeting.

                                            Sincerely,

                                            /s/ Wray Thompson
                                            -----------------
                                            Wray Thompson
                                            Chairman and Chief Executive Officer

                              QUESTIONS AND ANSWERS

Why did I receive this proxy statement?

We are mailing this proxy statement to everyone who was a stockholder of record of our company on April 23, 2002. Only stockholders of record on the close of business on this date are entitled to vote at the meeting. The purposes of this proxy statement are:

     o To let our stockholders know when and where we will hold our annual stockholders' meeting;
     o To provide detailed information about the nine directors who will be voted on for re-election;
     o To provide updated information about our company you should consider in order to make an informed decision at the meeting.

At the close of business on the record date, there were 10,031,161 shares of our common stock outstanding and entitled to vote. There were approximately 640 holders of record. Each holder of record is entitled to one vote per share. To achieve a quorum at the meeting, a majority of our outstanding shares must be present either in person or by proxy.

What will occur at the annual meeting?

     First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be "present" at the meeting if the stockholder is:

     o    Present in person, or
     o    Not present in person but has voted by proxy prior to the meeting.

     According to our bylaws, holders of at least a majority of our outstanding shares must be present at this year's meeting in order to conduct the meeting. If holders of fewer than a majority of our outstanding shares are present at the meeting, we will reschedule the meeting. A new meeting date will be announced at the meeting.

     After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, some of our officers will report on our recent financial results and our current operations.

     If enough stockholders are present at the meeting to conduct business, then we will vote on the proposal to re-elect the nine director nominees as members of our board of directors for the upcoming year. Our board of directors has approved this proposal and is now soliciting your vote on the proposal and recommends that you vote FOR the re-election of each of the director nominees.

How do I vote if I do not plan to attend the annual meeting?

     In addition to voting in person at the meeting, you may mark your selections on the enclosed proxy card, date and sign the card, and return the card in the enclosed envelope. We encourage you to vote now even if you plan to attend the meeting in person. If your shares are in a brokerage account, you may receive different voting instructions from your broker.

     With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded in determining if nominee(s) have received a plurality of votes, but will be counted in determining if a quorum is present.

     Please understand that voting by any means other than voting in person at the meeting has the effect of appointing Robin L. Morgan, our Vice-President of Administration, and William M. Warren, our Secretary, as your proxies. They will be required to vote on the election of directors described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, the Ms. Morgan and Mr. Warren will be authorized to use their discretion to vote on such issues on your behalf.

     All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the meeting and not revoked will be voted at the meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated on a proxy, it will be voted FOR the election of each of the nominees for director.

What if I hold my shares in "street name," and I do not give instructions to my broker or its nominee?

     In general, the broker or nominee would have the discretion to vote these shares. Should there be any "broker non-votes," they will be counted as shares that are present determining the presence of a quorum. At present, we are not aware of anything that will come before the meeting involving matters where American Stock Exchange rules bar brokers and nominees from voting if the beneficial owner fails to execute and return a proxy.

How many votes are necessary to re-elect the nominees for director?

     Each nominee must receive the affirmative vote of a plurality of shares either present at the meeting or represented by proxy to be elected. The affirmative vote of holders of a majority of the shares either present at the meeting or represented by proxy is required on any other action that may properly be presented at the meeting. Cumulative voting is not allowed.

     You should note that certain officers and directors of the Company own approximately two-thirds of the outstanding shares of common stock that will be entitled to vote at the meeting (see "Security Ownership of Certain Beneficial Owners and Management"). We anticipate that these shares will be voted in favor of the nominees for director. Thus, approval of the nine nominees for director is likely.

What if a nominee if unwilling or unable to stand for re-election?

     Each of the persons nominated for re-election has agreed to stand for re-election. We are not aware of any intention of any nominee not to stand for re-election or any circumstances which would cause any nominee not to stand for re-election. However, if unexpected events arise which cause one or more of the nominees to be unable to stand for re-election, then one of the following would occur:

     o Our board of directors can vote at the meeting to reduce the size of the board of directors;
     o Our board of directors may, during the meeting, nominate another person for director; or
     o Pursuant to our bylaws, the board of directors could leave the vacancy open until the board appoints a new director at a later time.

Your vote is completely confidential.

     It is important for you to understand that if our board of directors nominates someone at the meeting, the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

Who counts the votes and how are the votes treated?

     We will appoint two persons as inspectors of election for the meeting who will count the votes cast. They will treat shares represented by proxies that withhold authority as shares that are present and entitled to vote when determining if a quorum exists for any matter voted upon by the stockholders.

What if I want to change my vote?

     You can change your vote on a proposal at any time before the meeting for any reason by revoking your proxy. Proxies may be revoked by:

     o Filing a written notice of revocation, which includes a later date than the proxy date, with our secretary at or before the meeting;
     o    Properly executing a later proxy relating to the same shares; or

     o Attending the meeting and voting in person; however, attendance at the meeting will not in and of itself constitute a revocation of a proxy.

     Any written notice revoking a proxy should be sent to: Secretary, The Leather Factory, Inc., 3847 East Loop 820 South, Fort Worth, Texas 76119.

Who pays for this solicitation?

     We, the company, will pay for the cost of soliciting proxies. Our directors, officers and employees may solicit proxies. They will not be paid for soliciting the proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. Proxies may be solicited in person, by mail, by telephone, by telegram or other means of communication. We will make arrangements with custodians, nominees and fiduciaries in order to forward proxy solicitation materials to beneficial owners of common stock.

Who is our independent public accountant?

     Our board of directors selected Hein + Associates LLP to serve as our independent public accountant for the year ended December 31, 2001. A representative of Hein + Associates LLP is expected to attend the meeting. The representative will have the opportunity to make a statement at the meeting and respond to appropriate questions from you, our stockholders. Our board of directors has not named the independent public accountant that will serve as outside auditor for 2002.

What audit fees did we pay to our independent auditors this past year for our audit?

Audit Fees. During 2001, we paid Hein + Associates LLP an aggregate of $38,558 for professional services rendered for the audit of our annual financial statements and the reviews of our financial statements included in our Forms 10-Q.

All Other Fees. There were no fees paid to Hein + Associates LLP for non-audit services in 2001.

How do I raise an issue for discussion or vote at the annual meeting?

     If you wish to present a proposal for consideration at an annual meeting, you must send written notice of the proposal to our corporate secretary. We have not received notice of any stockholder proposals to be presented at this year's meeting.

     If you would like your proposal to be included in next year's proxy statement, you must submit it to our corporate secretary by no later than December 26, 2002. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include pursuant to the rules of the Securities and Exchange Commission.

     You may write to our corporate secretary at 3847 East Loop 820 South, Fort Worth, Texas 76119 to present a proposal for consideration.

     If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

     According to our by-laws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting, whether in person or by proxy.

How can I receive a copy of the annual report?

     We provide a free copy of our Annual Report on Form 10-K that includes the financial statements and schedules, but does not include the exhibits. If you would also like the report's exhibits, we will provide copies of the exhibits. We may charge a reasonable fee for providing these exhibits.

     In order to receive this report, you must request a report in writing and mail the request to The Leather Factory, Inc., PO Box 50429, Fort Worth, Texas 76105-0429, Attention: Shannon L. Greene, Chief Financial Officer.




                     PROPOSAL ONE: RE-ELECTION OF DIRECTIONS

     Our bylaws provide that the board of directors shall be fixed and determined only by resolution of the board. Currently, the number of directors comprising the board of directors has been set at nine (9). The current directors are being nominated for re-election to our board to serve a one-year term of office that expires at the 2003 annual stockholders' meeting or until their successors are elected and qualified.

Who is nominated for re-election to our board of directors?

     Wray Thompson, 70, has served as our Chairman of the Board and Chief Executive Officer since June 1993. He also served as President from June 1993 to January 2001. Mr. Thompson was a co-founder of the company. Mr. Thompson also serves as a member of the 1995 stock option plan committee and the 1995 director non-qualified stock option plan committee. During 2001, Mr. Thompson was also a member of the compensation committee.

     Shannon L. Greene, 36, has served as our Chief Financial Officer and Treasurer since May 2000. She was appointed to serve on the Board of Directors in January 2001. From September 1997 to May 2000, Ms. Greene served as our controller or assistant controller. From January 1996 until she joined us, Ms. Greene was chief financial officer and controller of a venture capital group specializing in the computer industry. Ms. Greene also is a member of the company's Employees' Stock Ownership Plan (ESOP) Committee and is a certified public accountant. Her professional affiliations include the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and its Fort Worth chapter, and the National Investor Relations Institute.

     Joseph R. Mannes, 43, has served as a director of the company since May 1998. Currently, Mr. Mannes serves as the managing director in the corporate finance department of SAMCO Capital Markets, a Dallas, Texas broker-dealer. From October 1998 until July 2001, he was chief financial officer and secretary of Clearwire Technologies, Inc. of Arlington, Texas, a manufacturer and service provider of wireless Internet networks, as well as a provider of Internet connectivity. From January to July 2000, he also served as chief financial officer of E-Certify Corporation, a security-oriented information technologies consultancy focusing on web applications. From April 1997 to September 1998, he was vice president and general manager of Imagic Online, the online game subsidiary of Interactive Magic, a Cary, NC, computer game company. Mr. Mannes is a chartered financial analyst. He also serves on the advisory board of Conchemco, Inc. and is chairman of HiTech Creations, Inc. Mr. Mannes also serves the company as a member of the 1995 stock option plan committee, the compensation committee, and is chairman of the audit committee.

     H.W. Markwardt, 66, has served as a director of the company since May 1996. He was the founder of Encon Industries, L.P. ("Encon"), Fort Worth, Texas, an importer of ceiling fans, and served as Encon's chief operating officer from 1977 until 1995. He currently manages his personal investments. Mr. Markwardt also serves the company as a member of the 1995 stock option plan committee, the audit committee, and the compensation committee. He is the father of Michael A. Markwardt, another of the company's directors.

     Michael A. Markwardt, 43, was appointed to serve as a director of the company in January 2001. Since 1999, he is the primary shareholder of a family investment business. Prior to 1999, he was president of Encon Electric, LP. He holds professional affiliations in Young President's Organization, Home Center Industry President's Council, and InterTrade Industries Board. He has extensive experience in importing, particularly from the Orient. Mr. Markwardt also serves the company as a member of the audit and compensation committees. He is the son of H.W. Markwardt, another of the company's directors.

     Robin L. Morgan, 51, has served as our Vice President of Administration and director of the company since June 1993. Ms. Morgan is responsible for import, banking, and procurement for our import product lines and maintains all inventory costs. She also administers special projects, employee benefit plans, and insurance programs. Ms. Morgan also serves as chairman of the company's ESOP committee and is a member of the 1995 director non-qualified stock option plan committee. Ms. Morgan is married to Ronald C. Morgan, another of the company's directors.

     Ronald C. Morgan, 54, has served as our President since January 2001 and has served as Chief Operating Officer and director since June 1993. Mr. Thompson was also a co-founder of the company. Mr. Morgan also serves as a member of the company's ESOP Committee, the 1995 stock option plan committee, and the 1995 director non-qualified stock option plan committee. Mr. Morgan is married to Robin L. Morgan, another of the company's directors.

     Anthony C. Morton, 42, has served as a director of the company since January 1998. Mr. Morton, a certified public accountant, is the vice president and chief financial officer of PYCO Industries, Inc. in Lubbock, Texas. He served as our Chief Financial Officer and Treasurer from January 1998 through December 1998 and as our Controller from August 1993 to January 1998. Mr. Morton also serves the company as a member of the audit and compensation committees.

     William M. Warren, 57, has served as Secretary and director of the company since June 1993. Mr. Warren has been General Counsel of the company since its formation in 1980. Since 1979, Mr. Warren has been president of the law firm Loe, Warren, Rosenfield, Kaitcer & Hibbs, P.C., Fort Worth, Texas. Other directorships held by Mr. Warren include his law firm, Wichita, Tillman and Jackson Railroad Company, and Idaho Northern & Pacific Railroad Company. Mr. Warren also serves as trustee of the James D. Burton Estate.

     The information relating to the occupations and security holdings of our directors is based upon information received from them.

How do we compensate our directors?

     Meeting fees. Except in the case of Mr. Warren, who bills the company at his customary professional rate for time spent attending board and committee meetings, non-employee directors receive $1,000 for each board meeting attended and $250 for each committee meeting attended. We also reimburse our directors for travel, lodging and related expenses they incur in attending board and committee meetings.

     Stock Options. We are currently authorized to grant nonqualified stock options to purchase 2,000 shares of our common stock per year to each of our non-employee directors under our 1995 Director Non-Qualified Stock Option Plan. The goal of this stock option plan is to provide a means of attracting and retaining competent non-employee personnel to serve on our board of directors by offering individuals long-term equity incentives tied to our performance. Each of our non-employee directors is eligible to participate in this option plan.

     Our directors who are also employees receive no additional compensation for serving as directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Who owns more than 5% of our stock?

     The following table sets forth information as of March 31, 2002 with respect to the shares of our common stock beneficially owned by the person (excluding our officers and directors) who we know to be the beneficial owner of more than 5% of our common stock.

                                             Number of Shares      Percent of
 Name and Address of Beneficial Owner     Beneficially Owned (1)      Class
 ------------------------------------     ----------------------   ----------
 The Leather Factory, Inc.
 Employees' Stock Ownership Plan & Trust
 PO Box 50429
 Fort Worth, Texas  76105-0429               895,928 (2)             8.95%
-----------

(1) Shares are deemed to be "beneficially owned" by a person if the person, directly or indirectly, has or shares (a) voting power with respect to the shares, including the power to vote or to direct the voting of the shares, or (b) investment power with respect to the shares, including the power to dispose or to direct the disposition of the shares. In addition, a person is deemed to be the beneficial owner of shares if the person has the right to acquire beneficial ownership of the shares within 60 days.

(2) The Trustee of the Employees' Stock Ownership Plan & Trust ("ESOP") votes the shares held by the ESOP that are allocated to participant accounts as directed by the participants or beneficiaries of the ESOP. Except in certain limited circumstances, the Trustee may acquire and dispose of the assets of the ESOP only as the ESOP Committee directs. The ESOP Committee is made up of officers and other employee participants of the Company and presently consists of Ronald C. Morgan, Robin L. Morgan, Shannon L. Greene, and three other employees. As members of this Committee, these persons may be deemed to share investment power with respect to the allocated shares held by the ESOP. Each member of the ESOP Committee disclaims beneficial ownership of the securities held by the ESOP except for those that have been allocated to the member as a participant in the ESOP. The total number of shares held by the ESOP includes 286,222 shares that are beneficially owned by the Executive Officers and are also included in the table below as being owned by those persons.

How much stock do our executive officers and directors own?

     The following table sets forth information as of March 31, 2002 with respect to the shares of our common stock beneficially owned by each of our directors and executive officers and our directors and executive officers as a group.

                                                Number of Shares      Percent of
Names of Directors and Executive Officers    Beneficially Owned (1)      Class
-----------------------------------------    ----------------------      -----

Wray Thompson (2)                                         2,862,901      28.60
Ronald C. Morgan (3) (4)                                  3,309,870      33.06
Robin L. Morgan (3) (4)                                   3,309,870      33.06
Shannon L. Greene (4) (5)                                    48,906        *
Joseph R. Mannes (6)                                          8,000        *
H.W. Markwardt (7)                                           31,000        *
Michael A. Markwardt (8)                                      9,000        *
Anthony C. Morton (9)                                        12,145        *
William M. Warren (10)                                       45,025        *
All Executive Officers and Directors
as a group (9 persons)                                    6,326,847      62.80
-------------------
* Represents less than one percent.

(1) Shares are deemed to be "beneficially owned" by a person if the person, directly or indirectly, has or shares (a) voting power with respect to the shares, including the power to vote or to direct the voting of the shares, or (b) investment power with respect to the shares, including the power to dispose or to direct the disposition of the shares. In addition, a person is deemed to be the beneficial owner of shares if the person has the right to acquire beneficial ownership of the shares within 60 days. Directors and officers have sole voting and investment power with respect to the shares shown unless otherwise indicated below.
(2) Includes 2,752,147 shares held of record by Mr. Thompson and 110,754 shares held in our ESOP for his account.
(3) Includes 3,141,308 shares held of record by Mr. and Ms. Morgan and 168,562 held in our ESOP for their account. Shares beneficially owned by Mr. Morgan and Ms. Morgan are held as community property. Therefore, the total number of shares held by them is shown as owned by each of them.
(4) Member of the ESOP Committee. Ownership amounts do not include shares held by the ESOP that are not allocated to the named officer as a participant.
(5) Includes 15,000 shares held of record by Ms. Greene, 6,906 shared held in our ESOP and 27,000 shares subject to stock options exercisable within 60 days.
(6)  Includes 8,000 shares subject to stock options, exercisable within 60 days.
(7) Includes 27,000 shares held of record by Mr. Markwardt and 4,000 shares subject to stock options, exercisable within 60 days.
(8) Includes 5,000 shares held of record by Mr. Markwardt and 4,000 shares subject to stock options, exercisable within 60 days.
(9) Includes 6,145 shares held of record by Mr. Morton and 6,000 shares subject to stock options, exercisable within 60 days.
(10) Includes 31,025 shares held of record and 14,000 shares subject to stock options, exercisable within 60 days.


Have our  directors,  executive  officers  and 10%  stockholders  complied  with
Section 16(a) of the Securities Exchange Act of 1934?

     Michael A. Markwardt, a director, was late in filing Form 3 upon becoming a director of the company and Form 4 upon purchasing a small amount of the company's common stock as required, by Rule 16a-3 adopted under the Securities Exchange Act of 1934. Our disclosure on this topic is based solely on review of the information provided to us by persons subject to these requirements.


                  OTHER INFORMATION YOU NEED TO MAKE A DECISION

Who are our executive officers?

     The following table lists the names and ages of our current executive officers and all positions they hold. Each of the listed officers also serves as directors. Their respective business experience information can be found under "Who is nominated for re-election to our board of directors?"

     Name                       Age                 Positions Held
     -----                      ---                 --------------
J. Wray Thompson                70         Chief Executive Officer

Ronald C. Morgan                54         President and Chief Operating Officer

Robin L. Morgan                 51         Vice President of Administration and
                                           Assistant Secretary

Shannon L. Greene               36         Chief Financial Officer and Treasurer

All officers are elected annually by the Board of Directors to serve for the ensuing year.

How do we compensate our executive officers?

     The compensation committee of our board of directors is responsible for oversight of our executive compensation program. The committee submits all issues concerning executive compensation to the full board of directors for approval. This committee does not review or approve stock option grants.
Additional information about the compensation committee and its membership is given below.

     Annual and Other Compensation. The following table includes certain information concerning annual and other compensation for all executive services for the years ended December 31, 2001, 2000 and 1999 paid to Mr. Thompson, our Chief Executive Officer and Mr. Morgan, our President and Chief Operating
Officer. No other person serving as an executive officer as of December 31, 2001 received salary and bonus compensation in excess of $100,000 during fiscal 2001, or in either of the prior two years.

                           SUMMARY COMPENSATION TABLE

                                                   Annual Compensation             All Other
                                                   -------------------             ---------
 Name and Principal Position          Year      Salary ($)      Bonus ($)     Compensation ($)(1)
 ---------------------------          ----      ----------      ---------     -------------------
Wray Thompson                         2001       $157,500        $35,000            $8,937
   Chairman and CEO                   2000        157,500         25,000             9,575
                                      1999        162,500              -             6,805

Ronald C. Morgan                      2001       $141,600        $35,000            $8,758
   President and Chief                2000        141,600         25,000             8,638
      Operating Officer               1999        146,600              -             6,118

(1) The amounts in this column represent the amounts accrued on behalf of the named individuals for the annual contribution to the Company's ESOP.

Did we have transactions with our officers, directors or 5% stockholders?

     During 2001, the law firm of Loe, Warren, Rosenfield, Kaitcer and Hibbs, P.C., of which Mr. William M. Warren, Secretary, General Counsel, and director of the company, is a shareholder, was compensated for rendering services to the Company.

How did our common stock perform compared to certain indexes?

     The line graph below compares the yearly percentage change in our cumulative five-year total stockholder return on our common stock with the Standard & Poor's SmallCap 600 Index, and the common stock of a peer group of companies (the "Peer Group") whose returns are weighted according to their respective market capitalization. The graph assumes that $100 was invested on December 31, 1996 in the Company's common stock, the Standard & Poor's SmallCap 600 Index, and the Peer Group, and that all dividends were reinvested. The Peer Group consists of companies with publicly traded stock included in SIC 5190 - Miscellaneous Non-Durable Goods Wholesale. The returns shown on the graph are not necessarily indicative of future performance.


                      COMPARISON OF FIVE-YEAR TOTAL RETURN
            For The Leather Factory, Inc., the Peer Group Index (1) ,
                         and the S&P SmallCap 600 Index



                                [OBJECT OMITTED]


  ------------------------ -------- -------- -------- -------- -------- --------
  Company Name / Index      Dec 96   Dec 97   Dec 98   Dec 99   Dec 00   Dec 01
  ------------------------ -------- -------- -------- -------- -------- --------
  LEATHER FACTORY INC         100     61.58    30.79   100.00   123.15   256.16
  ------------------------ -------- -------- -------- -------- -------- --------
  S&P SMALLCAP 600 INDEX      100     25.58   123.95   139.32   155.76   165.94
  ------------------------ -------- -------- -------- -------- -------- --------
  PEER GROUP                  100    111.52    81.95    63.07    43.96    60.95
  ------------------------ -------  -------- -------- -------- -------- --------
                       Data Source: S&P Compustat Services
--------------------------------------------------------------------------------

(1) The Peer Group Index is comprised of the following 12 companies: Advanced Marketing Services, AG Services of America, Amcon Distributing Co., Central Garden & Pet Co., Core-Mark International Inc., Educational Development Corp, Enesco Group Inc., Finishmaster Inc., KIK Technology Intl Inc., Media Source Inc., Ourpets Co., U S A Floral Prods Inc.

How many board meetings were held last year?

     We held three meeting of our board of directors during 2001. Each director attended all board meetings and all meetings of committees on which they served.

What are the board of directors' committees? What functions do they serve?

     Our Board has appointed four committees. Each is discussed separately below. The Board of Directors however does not have a standing nominating committee. The entire board selects nominees to serve as directors.

Audit Committee.

     H.W. Markwardt, Michael A. Markwardt, Joseph R. Mannes, and Anthony C. Morton currently serve on our audit committee. Mr. Mannes is the chairman of the committee. Each member of the audit committee is "independent", as defined by the American Stock Exchange. The primary function of our audit committee is to serve as the focal point for communication among the board of directors, the independent auditors, and the company's management, as it relates to financial accounting, reporting, and controls.

     The audit committee's basic role is to review and approve the scope of the annual examination of our books and records. Other roles of the committee include:

     o Reviewing the findings and recommendations of our outside auditors when the audit is complete;
     o Considering the organization, scope and adequacy of our internal accounting and financial reporting controls in effect; and
     o Evaluating the independent accountants and recommend to the board the selection, retention or replacement of the independent accounts;

     The audit committee met two times during 2001. The Audit Committee has not made a recommendation to the Board regarding the retention or non-retention of Hein + Associates LLP as independent outside auditor for 2002. The committee historically meets in the fall to discuss the selection of auditors for the current year.


                          Report of the Audit Committee

     The audit committee oversees our financial reporting process on behalf of our board of directors. Our management is responsible for the preparation, presentation, and integrity of our financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Our independent auditors, Hein + Associates LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The audit  committee  has  reviewed  and  discussed  our audited  financial statements for the year ended December 31, 2001 with our management and has discussed with Hein + Associates LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, "Communication with Audit Committees". In addition, Hein + Associates LLP has provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standards No. 1, "Independence Discussions with Audit Committees", and the audit committee has discussed with Hein + Associates LLP their independence from The Leather Factory, Inc. and its management.

     Based on these reviews and discussed, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                               AUDIT COMMITTEE
                                               THE LEATHER FACTORY, INC.

                                                      JOSEPH R. MANNES, Chairman
                                                      H.W. MARKWARDT
                                                      MICHAEL A. MARKWARDT
                                                      ANTHONY C. MORTON

Compensation Committee.
-----------------------

     The compensation committee is responsible for recommending to the board of directors the compensation program of the executive officers. The names of the committee members appear at the end of the committee's report below.

     The basic philosophy of the executive compensation program is to link the compensation of its executive officers to their contribution toward increases in the size of the operations and income of the company and accordingly, increases in stockholder value. Consistent with that philosophy, the executive compensation program is designed to meet the following policy objectives:

1. Attracting and retaining qualified executives critical to the long-term success of the company;
2. Tying executive compensation to the company's general performance and specific attainment of long-term strategic goals;
3. Rewarding executives for contributions to strategic management designed to enhance long-term stockholder value; and
4. Providing incentives that align the executive's interest with those of the company's stockholders.

     The compensation committee met one time during 2001.

     During 2001, Mr. Thompson was the only member of our compensation committee who was also an officer or employee of the company. None of the members were a party to any material transaction with us during the past year. In addition, none of our executive officers served as a member of the compensation or similar committee or board of directors of any other entity of which an executive officer served on our compensation committee or our board of directors. Effective March 15, 2002, Mr. Thompson resigned from the committee.

                      Report of the Compensation Committee

     In 2001, a majority of our compensation committee was non-employee directors. Except for Mr. Thompson, none of these directors participate in the compensation programs described in this report. The compensation committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation of our executive officers. Our board of directors has final approval of executive officer compensation. We review the performance of each executive officer on at least an annual basis.

What are the components of our executive officers compensation program?

     Executive officer compensation consists of the following components:

     o    Annual base salary;                   o    Annual incentive bonus;

o    Long-term compensation in the              o    Company contributions under
     form of stock option grants;                    our ESOP.


How are base salaries determined?

     During 2001, we sought to establish base salaries of our executive officers at levels that, in the judgment of the committee members and the board of directors, were sufficiently competitive to attract and retain qualified executive officers. These salary levels were determined based on prior experience and compared to salaries for comparable positions in other companies. Base salaries are generally increased annually assuming the company's financial performance and position is satisfactory.

Were incentive bonuses paid?

     Historically, the company awards discretionary bonuses to its executive officers as well as certain other employees. These bonuses are determined on a subjective basis, considering prior bonus amounts awarded, the availability of cash, the business prospects for the upcoming year, and the increase in net income for the year in question as general guidelines. The compensation committee determines the bonuses awarded to the executive officers, while the chief executive officer and president determine bonuses awarded to non-officer employees. Mr. Thompson abstained from the committee's consideration of his compensation. For the fiscal year ended December 31, 2001, bonuses were awarded to each of the executive officers due to the improvement in fiscal 2001 results over fiscal 2000.

What is the long-term component of executive compensation?

     Stock options. Our stock option plan prohibits grants of stock options to Mr. Thompson, Mr. Morgan and Ms. Morgan. Ms. Greene was granted options to purchase 60,000 shares of our common stock during 2001. The options vest over a five-year period.

     Employees' Stock Ownership Plan. Our ESOP was established to provide long-term incentive compensation for our employees. The executive officers participate in the ESOP in the same manner as all other plan participants. The company makes annual cash or stock contributions to a trust for the benefit of eligible employees and the trust in turn invests in shares of the Company's Common Stock. An unaffiliated bank is trustee of the trust.

How was our chief executive officer's compensation determined?

     During 2001, our chief executive officer's base salary rate was $157,500, no increase from 2000. This base salary was, in the opinion of the committee and the board of directors, consistent with salaries for comparable positions within our industry. The incentive bonus awarded to our chief executive officer for 2001 was $35,000, as determined by the compensation committee based on the financial improvement of the company.

    The compensation committee of our board of directors has provided this report.

                                                 COMPENSATION COMMITTEE
                                                 THE LEATHER FACTORY, INC.

                                                        H.W. MARKWARDT, Chairman
                                                        MICHAEL A. MARKWARDT
                                                        JOSEPH R. MANNES
                                                        ANTHONY C. MORTON
                                                        WRAY THOMPSON

1995 Stock Option Plan Committee.
---------------------------------

     Ronald C. Morgan, H.W. Markwardt, Joseph R. Mannes, Robin L. Morgan, and Wray Thompson currently serve on our stock option plan committee. Mr. Morgan is the chairman of the committee. This committee has the general duty to review and approve the granting of incentive stock options to key personnel pursuant to the 1995 Stock Option Plan. The committee met one time during 2001.

1995 Director Stock Option Plan Committee.
------------------------------------------

     Ronald C. Morgan, Robin L. Morgan, and Wray Thompson currently serve on this committee. Wray Thompson is the chairman of the committee. This committee reviews and approves granting of stock options to the non-employee directors pursuant to the 1995 Director Non-Qualified Stock Option Plan. The committee met two times during 2001.

                                 REVOCABLE PROXY
                            THE LEATHER FACTORY, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) Robin L. Morgan and William M. Warren, or either of them, with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of The Leather Factory, Inc. (the "Company") to be held on Thursday, May 23, 2002, in the Superbowl Room, Wyndham Hotel, 1500 Convention Center Drive, Arlington, Texas at 10:00 a.m., Central Daylight Time, and any and all adjournments or postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows:

  1.  Election of eight directors.
      [ ] FOR the nominees listed below      [ ] WITHHOLD AUTHORITY
          (except as indicated to the            to vote for the nominees
             contrary below).                    listed below.

         Shannon L. Greene                      Robin L. Morgan
         Joseph R. Mannes                       Anthony C. Morton
         H.W. "Hub" Markwardt                   Wray Thompson
         Michael A. Markwardt                   William M. Warren
         Ronald C. Morgan

   Instructions: To withhold authority to vote for any individual nominee or nominees, write their name(s) here.



--------------------------------------------------------------------------------

Your Board of Directors unanimously recommends a vote FOR the nominees set forth above
                (Continued and to be signed on the reverse side)

                           (Continued from other side)

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

     This Proxy will be voted at the Annual Meeting or any adjournments or postponements thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

     Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.

                                    Dated:                                , 2002
                                          --------------------------------


                                    --------------------------------------------
                                                                    Signature(s)


                                    --------------------------------------------
                                                                    Signature(s)


                    IMPORTANT: Please date this Proxy and sign exactly as your name appears to the left. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized representative. If a partnership, please sign in partnership name by authorized person.